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                                                                    EXHIBIT 10.3

                             TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT (the "Agreement") is dated as of June __, 1999 and executed effective as of the effective date (defined in Section 1.4 of this Agreement), by and between ROCHE HOLDINGS, INC., a Delaware Corporation, hereinafter referred to as "RHI", and GENENTECH, INC., a Delaware Corporation, hereinafter referred to as "GNE".

                             W I T N E S S E T H :

     WHEREAS, RHI has obtained control of at least 80% of the stock value and 80% of the voting power of GNE, permitting RHI and GNE under IRC Section 1504(a) the privilege of filing a U.S. consolidated tax return and certain state and local combined reports; and

     WHEREAS, RHI will, from the above effective date, exercise that privilege and include the taxable income, losses, credits, etc. of GNE as a fully consolidated subsidiary in all of its consolidated federal and combined state and local tax filings, payments, estimates, and other matters as are required by law or in which it determines such inclusion is appropriate;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, RHI and GNE hereby agree as follows:

                                   ARTICLE I

          DEFINED TERMS; PREPARATION OF TAX RETURNS AND TAX ESTIMATES

SECTION 1.1  Defined Terms.  As used in this Agreement:

"RHI Group" means, for U.S. federal tax purposes, the affiliated group (within the meaning of IRC Section 1504(a)) filing a consolidated return of which RHI (or any successor corporation) is the common parent, and for state and local tax purposes, RHI and/or any subsidiaries of RHI (direct or indirect and past, current or future) includible in a group filing a consolidated or combined return.

"GNE Group" means GNE and its subsidiaries (direct or indirect and past, current or future).

"GNE Consolidated Group" means, for U.S. federal tax purposes, the member or members of the GNE Group that are includible in the consolidated return filed by the RHI Group, and for state or local tax purposes, the member or members of the GNE Group that are includible in a group that (i) also includes RHI or at least one subsidiary of RHI (other than a member of the GNE Group) as a member and (ii) files a consolidated or combined return.

SECTION 1.2 Preparation of Proforma Tax Returns. GNE will be responsible for the preparation of a proforma Form 1120 for the GNE Consolidated Group for U.S. federal tax purposes, as well as proforma tax returns for the GNE Consolidated Group for all applicable state and local combined filings, reporting on such proforma returns the GNE Consolidated Group's items of income, gain, expense, deduction, loss, credit, carryforwards, carrybacks

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and other such tax reporting items pursuant to the Stand-Alone Method (as defined below). Once prepared, such proforma returns will be delivered by GNE to RHI for its approval or recomputation in accordance with the provisions of
Article IV of this Agreement.

SECTION 1.3. State and Local Tax Returns - Separate and Combined Filings. GNE will continue to prepare and directly file, or cause to be prepared and filed, state and local tax returns, extensions, and payments of tax liability in any state or locality in which RHI does not file a combined return, and in which GNE determines that one or more members of the GNE Group has a nexus. GNE further acknowledges that the state combined returns which are currently applicable to this Section (and thus will be filed with RHI on a combined RHI Group basis) are those in California; Colorado; Illinois; Kansas; Minnesota; and New Hampshire; however, GNE also acknowledges that RHI reserves the right to commence additional state or local combined filings in the future based on RHI's tax planning or tax strategies for the RHI Group, or where such a combined state or local filing becomes necessary in order to comply with state or local tax requirements.

SECTION 1.4. Preparation of Federal/State/Local Tax Estimates. GNE will be responsible for the computation pursuant to the Stand-Alone Method (as defined below) and submission to RHI for its approval or recomputation (in accordance with Article IV of this Agreement) of the GNE Consolidated Group's quarterly estimated tax liability (including the estimate of any final amount due on the tax return extension due dates), based on the GNE Consolidated Group's items of income, gain, deduction, loss, credit, etc.

SECTION 1.5. Effective Date. This Agreement shall be effective as of the first day (the "Consolidation Date") on which GNE is a member of the RHI Group and shall govern all taxable periods of the members of the RHI Group and/or the GNE Group that are open as of such day and all subsequent taxable periods.

                                   ARTICLE II

                               STAND-ALONE METHOD

SECTION 2.1. Stand-Alone Method. GNE shall prepare all of the proforma tax returns of the GNE Consolidated Group, and RHI and GNE shall make all other computations and determinations under this Agreement relating to the GNE Consolidated Group or any of its members, using the "Stand-Alone Method." The Stand-Alone Method is the method that would apply to the GNE Consolidated Group if it never were a part of the RHI Group, but instead filed its own consolidated or combined return under the applicable provisions of federal, state or local tax law and regulations dealing with such returns (provided, however, that transactions between (x) a member of the GNE Group and (y) a member of the RHI Group that is not a member of the GNE Group, shall be accounted for pursuant to the provisions of the regulations under IRC Section 1502 that govern intercompany transactions). Under the Stand-Alone Method, (a) the income, gains, expenses, deductions, losses and credits in any taxable period of any member of the RHI Group that is not a member of the GNE Consolidated Group shall be disregarded, (b) the income, gains, expenses, deductions, losses and credits in any taxable period of any member of the GNE Consolidated Group shall be taken into account, (c) all computations shall be made in conformity with the positions, elections and accounting methods used by RHI in preparing the consolidated and combined



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returns of the RHI Group, (d) the highest marginal tax rate to which the GNE
Consolidated Group could be subject under applicable federal, state or local law shall be deemed to be the only tax rate to which such group is subject under such law, (e) subject to (c) and (d), all computations and other determinations shall be made in accordance with the federal, state and local tax laws and regulations applying to consolidated or combined groups (including, in the case of any company that becomes or ceases to be a member of the GNE Consolidated Group, the laws and regulations applicable to a company that becomes or ceases to be a member of a consolidated or combined group), as well as all other relevant federal, state and local tax laws and regulations. RHI shall determine, in its sole discretion, the proper interpretation and application of the Stand-Alone Method as it relates to any and all items and calculations reflected in the computation of the GNE Consolidated Group's proforma tax liability, an overpayment or refund of such liability, a recomputation of such liability (together with any related interest, penalty or additional amount) upon a subsequent adjustment of the RHI Group's tax liability, or a carryforward or carryback of a loss, credit or other tax attribute of the GNE Consolidated Group or any member thereof to a taxable period beginning prior to the Consolidation Date or to a separate return year, and in the event of a disagreement between RHI and GNE as to such matters, RHI's determination shall be final and binding.

                                  ARTICLE III

               PAYMENT OF TAX LIABILITIES AND RECEIPT OF REFUNDS

SECTION 3.1. Payment of Tax Liabilities. After the initial computation by GNE of a GNE Consolidated Group tax liability and the approval or recomputation of such tax liability by RHI pursuant to Article IV, GNE will remit to RHI by federal bank wire the amount of such tax liability as so approved or recomputed.

SECTION 3.2. Date of Payment. GNE shall remit to RHI the amounts necessary under Section 3.1 of this Agreement at least one business day prior to the applicable federal/state/local due dates as required by the specific federal/state/local law which necessitated the computation. For example, GNE shall remit to RHI payments for quarterly estimated Federal tax no later than April 14, June 14, September 14, and December 14 of each calendar year.

SECTION 3.3. Tax Overpayments and Refunds. If GNE determines that it has overpaid a GNE Consolidated Group tax liability to RHI or is entitled to a refund from RHI of such a tax liability on account of a carryback of a tax attribute, GNE may request a refund or the offset of such overpayment against future tax liabilities. Upon approval or recomputation by RHI in accordance with
Article IV of the amount requested as a refund or offset, RHI will refund or allow as an offset the amount so approved or recomputed (and, in the case of a refund, will pay interest thereon which is computed pursuant to the Stand-Alone Method (which method includes the applicable federal, state or local tax laws and regulations which govern the computation of such interest)). Refund claims made by GNE under Section 6.3 shall be governed by principles corresponding to those set forth in the previous sentence.

SECTION 3.4. Limitation to GNE of RHI Group Tax Liabilities/Benefits. The liability of the members of the GNE Group to RHI for payments of tax under this Agreement shall include, and be exclusively limited to, tax liabilities of the GNE Consolidated Group computed pursuant to the Stand-Alone Method. In addition, the ability of the members of the GNE


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Group to claim tax benefits from RHI is exclusively limited to tax benefits of the GNE Consolidated Group computed pursuant to the Stand-Alone Method. Under no circumstances shall any member of the GNE Group be held liable for the tax liability of the consolidated/combined RHI Group, or of any of its individual members; provided, that a GNE Group member may be held liable for a tax of the consolidated/combined RHI Group to the extent that such tax is attributable (determined using the Stand-Alone Method) to the members of the GNE Consolidated Group and GNE has not previously made a payment to RHI equal to such attributable portion of such tax. In addition, under no circumstances will any member of the GNE Group be the beneficiary of tax benefits which accrue to any member of the RHI Group that is not a member of the GNE Group, or to the RHI Group as a whole as a result of the RHI Group's consolidated/combined tax filings.

                                   ARTICLE IV

                SUBMISSION OF TAX DATA TO RHI; RHI APPROVAL AND
                              RECOMPUTATION RIGHTS

SECTION 4.1 Submission of Data; RHI Approval and Recomputation Rights. GNE will submit to RHI for its review the proforma GNE Consolidated Group tax returns, quarterly estimates and refund or carryback claims (including refund claims made under Section 6.3) prepared by GNE under this Agreement. Any such proforma filing will include all official forms, consents, elections, riders, and other such documents that may be required or appropriate for such proforma filing.
RHI may approve, or may adjust or modify, any of the computations reflected on a proforma filing submitted by GNE. In the case of any such adjustment or modification by RHI, RHI shall recompute GNE's liability to RHI, or RHI's liability to GNE, in accordance with such adjustment or modification, and such recomputation shall be binding on GNE. RHI will prepare the final RHI Group returns or estimated tax filings utilizing the data and proforma filings submitted by GNE (as adjusted or modified by RHI pursuant to this Section 4.1 or Section 4.2) and by RHI's other includible subsidiaries, and thereafter RHI will submit such returns or filings directly to the appropriate taxing authority.

SECTION 4.2 Adjustment of Tax Data. In order to comply with applicable laws and regulations or for any other reason which RHI, in its sole discretion, deems to be necessary, RHI reserves the right to adjust and change the tax data as submitted by GNE on the GNE Consolidated Group proforma returns prior to, and for purposes of, inclusion of that data in any consolidated/combined RHI Group tax filing. This right of adjustment of RHI includes, but is not limited to, any or all income, gain, expense, deduction, loss or credit items as shown on the GNE proforma returns, and may be made by RHI for any reason which it deems necessary.

SECTION 4.3 Timeliness of Submission. In order to permit RHI sufficient time to prepare the final Group tax returns and estimates, GNE will submit the data under Section 4.1 of this Agreement to RHI no later than the following dates:

o  tax returns: 30 days prior to the governmental due date;

o  tax estimates and extensions: 7 days prior to the tax payment due date.

SECTION 4.4 Group Tax Planning and Strategies. GNE agrees to provide to RHI upon its request any and all financial and tax data relating to any GNE Group member that is



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necessary in order to allow RHI to develop tax planning opportunities and overall tax strategies for the RHI Group. In addition, it is expected that, upon request, GNE will participate in tax planning meetings and discussions with RHI from time to time.

SECTION 4.5 Representation to Outside Governmental Bodies. RHI will develop and oversee implementation of all positions on behalf of the RHI Group regarding federal, state and local tax legislation, regulations and all other related governmental actions which could affect the RHI Group. All direct and indirect contacts with any federal, state and local official or agency which could affect the RHI Group shall be coordinated by RHI.

SECTION 4.6 Access to Consolidated and Combined Tax Returns, and GNE Proforma Returns. Under no circumstances will GNE be given copies of, or access to, the RHI Group's consolidated and combined tax filings in which any member of the GNE Group is a member. In addition, no other RHI subsidiary (except Roche Consulting Corporation) will be given a copy of, or be given access to, GNE's proforma tax returns and other financial data submitted to RHI under Section
4.1 of this Agreement.

                                   ARTICLE V

                                TAX EXAMINATIONS

SECTION 5.1 Pre-Acquisition Year Tax Examinations. For any federal, state and/or local tax examinations of one or more members of the GNE Group for tax periods beginning prior to the effective date of this Agreement, GNE will conduct or cause the applicable GNE Group member to conduct such examinations with the applicable taxing authority, provided that GNE will timely notify RHI of the commencement of any such examination and, with respect to any examination which RHI determines may affect or involve an issue relating to a computation reflected on a return of the RHI Group or a member thereof, will (or, as applicable, will cause the applicable member of the GNE Group to) (x) timely and fully inform RHI of developments relating to such examination, (y) consult regularly with RHI as to the conduct of such examination, and (z) not settle, fail to appeal or otherwise compromise any issue raised in such examination without RHI's prior consent.

SECTION 5.2 Post-Acquisition Year Tax Examinations. In accordance with any federal, state and/or local tax examination conducted of the RHI Group in which a GNE Group member was a member of the consolidated/combined RHI Group tax filing, GNE and the applicable GNE Group member or members will cooperate fully with RHI and/or its representatives to provide any additional tax data, requested documentation, physical access, and/or financial information which, in the discretion of RHI, is necessary to provide to governmental personnel. RHI will have the sole authority to select and close such Post-Acquisition year tax examinations for all federal, state and/or local RHI Group consolidated/combined tax filings.

SECTION 5.3 GNE Tax Examination Adjustments. If any adjustment is made to a consolidated or combined return of the RHI Group, after the filing thereof, in which income or loss of the members of the GNE Consolidated Group is included, then at the time of the Final Determination of such adjustment, GNE shall pay to RHI or RHI shall pay to GNE, as the case may be, (x) the difference between
(I) all payments of tax liability of the GNE Consolidated Group actually made by GNE under Article III with respect to the taxable


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period covered by such consolidated or combined return (less any related refunds previously paid by RHI), and (II) all payments that would have been made under Article III taking such adjustment into account, together with (y) any applicable interest, penalties or additional amounts computed pursuant to the Stand-Alone Method. "Final Determination" means (1) with respect to federal taxes, a "determination" as defined in IRC Section 1313(a) or execution of an IRS Form 870AD and, with respect to state or local taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (2) the payment of tax by any member of the RHI Group with respect to any item disallowed or adjusted by a taxing authority (including, without limitation, a court or other judicial body), provided that RHI determines that no action should be taken to recoup such payment.

SECTION 5.4 R&D Tax Credit. Promptly after the date hereof, GNE will notify the Internal Revenue Service that GNE is withdrawing its present position relating to the calculation and allocation of research and development tax credits and will take all other appropriate actions to terminate its position with the Internal Revenue Service. To the extent necessary and permitted by law, GNE will file amended returns for all open taxable periods beginning prior to the Consolidation Date, which amended returns shall adopt the methodology relating to the research and development tax credits that is currently used by the RHI Group.

                                   ARTICLE VI

             CARRYFORWARDS AND CARRYBACKS OF ATTRIBUTES TO AND FROM
                             SEPARATE RETURN YEARS

SECTION 6.1 Pre-Consolidation Tax Attribute Carryforwards. Any deduction, loss, credit or tax attribute incurred by the GNE Consolidated Group in a tax period beginning prior to the Consolidation Date, a carryforward of which is still available to the GNE Consolidated Group as of that date, shall be carried forward by the GNE Consolidated Group to the extent and in the manner dictated by the Stand-Alone Method for purposes of computing GNE's tax liability payable to RHI under Article III of this Agreement.

SECTION 6.2 Tax Attribute Carrybacks to Pre-Consolidation Periods. Any deduction, loss, credit or tax attribute incurred by the GNE Consolidated Group in a period beginning after the Consolidation Date shall be carried back to taxable periods of the GNE Consolidated Group beginning before the Consolidation Date to the extent and in the manner dictated by the Stand-Alone Method. Section 3.3 shall govern any claim by GNE for a refund from RHI on account of such a carryback; provided, that GNE shall be entitled to such a refund from RHI only once GNE has taken all available steps under federal, state or local law to obtain such refund from the applicable taxing authority and, in such a case, only to the extent of the excess of (x) the refund as computed pursuant to the Stand-Alone Method over (y) any refund actually received by GNE from the applicable taxing authority; and provided further, that at the time GNE requests such a refund from RHI, GNE shall provide RHI with appropriate information (including copies of correspondence with the applicable taxing authority) relating to GNE's entitlement to a refund under this sentence, and GNE shall thereafter provide such additional related information as RHI requests.



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SECTION 6.3  Carrybacks and Carryforwards of Tax Attributes to Separate Return
Years. In the case of any company that becomes or ceases to be a member of the GNE Consolidated Group, the portion of any deduction, loss, credit or tax attribute incurred by the GNE Consolidated Group in a taxable period in which such company is a member of the group that is attributable to such company shall be carried back or forward to taxable periods of such company in which it is not a member of such group to the extent and in the manner dictated by the Stand-Alone Method. GNE may, on behalf of such company, file with RHI a pro forma refund claim on account of such a carryback or carryforward, provided, however, that GNE's entitlement to receive such a refund from RHI on behalf of such company shall be limited as set forth in the next two sentences. In the case of a carryback, GNE shall be entitled to a refund only once the applicable company has taken all available steps under federal, state or local law to obtain a refund from the applicable taxing authority and, in such a case, only to the extent of the excess of (x) the refund as computed pursuant to the Stand-Alone Method over (y) any refund actually received by the company from the applicable taxing authority. In the case of a carryforward, GNE shall be entitled to a refund only to the extent of the excess of (1) the applicable company's actual tax liability reflected on the return that the company files with the applicable taxing authority for the relevant taxable period (as such liability is adjusted by RHI upon a review by it of the computations reflected on such return) over (2) the company's tax liability for such taxable period, as computed pursuant to the Stand-Alone Method. At the time that GNE requests a refund from RHI under this Section 6.3, GNE shall provide RHI with appropriate information (including, in the case of a carryback, copies of correspondence with the applicable taxing authority regarding a refund, and in the case of a carryforward, the applicable company's return for the applicable period and supporting workpapers) relating to GNE's entitlement to such refund, and GNE shall thereafter provide such additional related information as RHI requests. In addition to the rules set forth in this Section, Section 3.3 shall govern any such refund claimed by GNE from RHI.


                                  ARTICLE VII

           CARRYFORWARDS AND CARRYBACKS OF ATTRIBUTES, OTHER THAN TO
                         AND FROM SEPARATE RETURN YEARS

SECTION 7.1 Carryforwards and Carrybacks of GNE Consolidated Group Tax Attributes for Purposes of Pro Forma Returns. In the event a GNE Consolidated Group proforma return includes losses, deductions, credits or other tax attributes which were limited to the GNE Consolidated Group on its proforma return (and hence can only be carried back or carried forward), that tax attribute shall remain the property of the GNE Consolidated Group for utilization in a future GNE Consolidated Group proforma return as a carryforward, or for utilization in a prior GNE Consolidated Group return as a carryback, in conformity with the Stand-Alone Method. Section 3.3 shall govern any claim by GNE of a refund on account of such a carryback.

SECTION 7.2 Utilization of Tax Attributes by RHI on RHI Group Return. Notwithstanding Sections 7.1 of this Agreement, RHI is entitled to fully utilize currently any tax attributes arising from a GNE Consolidated Group proforma return on the corresponding RHI Group consolidated/combined return, and RHI will separately track whether that tax attribute may be carried back or carried forward on an RHI Group-wide basis. Under no circumstances,



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however, will the utilization by RHI of a GNE Consolidated Group tax attribute affect the GNE Consolidated Group's ability to utilize that attribute on the GNE Consolidated Group's own proforma return. For example, a current GNE Consolidated Group tax loss which RHI is able to utilize currently on an RHI Group consolidated/combined basis, will be refunded by RHI to GNE at such time when the GNE Consolidated Group is able to utilize that loss as either a carryforward or carryback on a proforma return.


                                  ARTICLE VIII

                                   SUCCESSORS

SECTION 8.1 Successors. This agreement shall be binding on an inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any current or future member of the RHI Group and/or the GNE Group (including, but not limited to any successor to such a member succeeding to the tax attributes of such member under Section 381 of the Internal Revenue Code), to the same extent as if such successor had been an original party hereto.


                                   ARTICLE IX

                              AUTHORIZATION, ETC.

SECTION 9.1 Authorization, etc. RHI is entering into this Agreement on behalf of itself and the other members (current and future) of the RHI Group (other than those RHI Group members that are also members of the GNE Group), and GNE is entering into this Agreement on behalf of itself and the other members (current and future) of the GNE Group. RHI and GNE each hereby represents and warrants that it has the power and authority, on behalf of itself and, respectively, the other members (current and future) of the RHI Group (other than those RHI Group members that are also members of the GNE Group), and the other members (current and future) of the GNE Group, to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.


                                   ARTICLE X

                                 GOVERNING LAW

SECTION 10.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the laws and



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principles relating to conflicts of law.

                                   ARTICLE XI

                                  COUNTERPARTS

SECTION 11.1 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                                  ARTICLE XII

                             WAIVERS AND AMENDMENTS

SECTION 12.1 Waivers and Amendments. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                             GENENTECH, INC.


                                             By
                                               ---------------------------
                                                  Title:


                                             ROCHE HOLDINGS, INC.


                                             By
                                               ---------------------------
                                                  Title:



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